Exhibit (b)(iii) under Form N-1A
                                           Exhibit 3(ii) under Item 601/Reg. S-K

                              MARSHALL FUNDS, INC.

                           AMENDMENT NO. 2 TO BY-LAWS

        The By-Laws of the Corporation are hereby amended as follows:

1. Article I, Section 3 of the Corporation's By-Laws is deleted in its entirety and replaced with the following:

               "Section 3. PLACE OF MEETINGS. All meetings of the Shareholder of the Corporation or a particular Series or Class, shall be held at the principal office of the Corporation in Milwaukee, Wisconsin, or at such other place within or without the State of Wisconsin, or at such other place within or without the State of Wisconsin as may be fixed by the Board of Directors."

2. Article II, Section 2 of the Corporation's By-Laws is deleted in its entirety and replaced with the following:

               "Section 2. NUMBER, QUALIFICATIONS, MANNER OF ELECTION, AND TERM OF OFFICE. The number of directors of the Corporation can be changed from time to time by the Board to not less than three nor more than twenty. Directors need not be Shareholders. The term of office of a Director shall not be affected by any decrease in the number of Directors made by the Board pursuant to the foregoing authorization. Each Director shall hold office for a period of five (5) years following the Director's election by Shareholders or until his or her successor is duly elected at the next annual meeting of shareholders. Each Director shall retire at his or her age 75. A Director may not be elected by Shareholders after his or her age 70.

     The undersigned hereby certifies that the above-stated amendment is a true and correct Amendment to the By-Laws of the Corporation, as approved by the Board of Directors on March 26, 1999.

        Witness the due execution hereof this 29th day of March, 1999.

/S/ JOHN M. BLASER

John M. Blaser
President, Marshall Funds, Inc.

ATTEST:

/S/ BROOKE J. BILLICK

Brooke J. Billick
Secretary, Marshall Funds, Inc.